As filed with the Securities and Exchange Commission on January 8, 2007	File No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

HOSTOPIA.COM INC.

Delaware	65-1036866
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

110 East Broward Blvd., Suite 1650

Fort Lauderdale, Florida 33301

Address of Principal Executive Offices

HOSTOPIA.COM INC.

2000 STOCK OPTION PLAN

HOSTOPIA.COM INC.

2006 STOCK OPTION PLAN

(Full titles of the plans)

Colin Campbell

110 East Broward Blvd., Suite 1650

Fort Lauderdale, Florida 33301

(954) 463-3080

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares subject to outstanding options under the 2000 Stock Option Plan	830,020	US$3.50(3)	US$2,905,070	US$311(6)
Common Shares reserved for issuance pursuant to the 2006 Stock Option Plan (less those Common Shares listed above)	275,033(2)	US$5.39(4) (5)	US$1,482,428	US$159(6)
Total Common Shares	1,105,053		US$4,387,498	US$470(6)

(1)	Common Shares, without par value, offered by the Company pursuant to the Plan described herein.
(2)

Hostopia.com Inc.’s 2006 Stock Option plan provides for the issuance of up to 1,099,053 common shares of Hostopia.com Inc, less any common shares issuable under the 2000 Stock Option Plan or any other compensation plan. If any stock option granted under the 2000 Stock Option Plan expires or otherwise terminates for any reason without having been exercised in full, the number of shares in respect of which such stock option expired or terminated without having been exercised shall be available for issuance under Hostopia.com Inc.’s 2006 Stock Option Plan.

(3)

The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(h) based on the weighted average exercise price of options granted under Hostopia.com Inc.’s 2000 Stock Option plan as of December 28, 2006 and are the subject of this registration statement.

(4)

The proposed maximum offering price per share and the registration fee were calculated in accordance with rule 457(c) and (h) based on the average high and low prices for the Registrant’s common shares on January 3, 2007, as quoted on the Toronto Stock Exchange, which was US$5.39 per share.

(5)

U.S. dollar amounts are calculated based on the noon buying rate in New York City for cable transfers payable in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York on December 28, 2006. On such date the noon buying rate was Cdn.$1.00=US$0.8548.

(6)

The U.S.$470 registration fee was previously paid in connection with U.S.$4,384,553 of the U.S.$14,400,000 of unissued securities registered under our S-1 registration statement (File No. 333-135533) initially filed on June 30, 2006 and declared effective on November 2, 2006, which unsold securities are hereby deregistered. Accordingly, pursuant to Rule 457(p) of the General Rules and Regulations under the Securities Act of 1933, as amended, U.S.$470 is being offset against the registration fee due for this Registration Statement.

This registration statement on Form S-8 registers 830,020 common shares of Hostopia.com Inc. (the “Registrant”) reserved for issuance upon the exercise of stock options granted under the Registrant’s 2000 Stock Option Plan. If any stock option granted under the 2000 Stock Option Plan expires or otherwise terminates for any reason without having been exercised in full, the number of shares in respect of which such stock option expired or terminated without having been exercised shall be available for issuance under the Registrant’s 2006 Stock Option Plan. This registration statement on Form S-8 also registers 275,033 shares of the Registrant reserved for issuance under the 2006 Stock Option Plan.

Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

PART II.   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed in (a) through (b) below are incorporated by reference in this registration statement.

(a)           The Registrant’s latest prospectus filed pursuant to Rule 424(b) under the Act, which contains the Registrant’s audited consolidated balance sheets as of March  31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for each of the years in the three year period ended March 31, 2006.

(b)          The Registrants’s quarterly report on Form 10Q for the quarterly period ended September 30, 2006 and all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the date of the annual report incorporated by reference herein pursuant to (a) above.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Our authorized capital is 40,000,000 shares, consisting of 30,000,000 shares of common stock having a par value of $0.0001 per share, and 10,000,000 shares of preferred stock, issuable in series, having a par value of $0.0001 per share. Prior to the date of our initial public offering, Hostopia.com Inc. had 2,127,658 shares of Series A preferred stock. All such shares will have been automatically converted into 2,127,658 shares of common stock.

Common Stock

Each share of common stock entitles the holder to receive notice of and to attend all meetings of our stockholders with the entitlement to one vote. Holders of common stock are entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares ranking in priority to the common stock, to receive any dividend declared by the board of directors. If we voluntarily or involuntarily liquidate, dissolve or wind-up, the holders of common stock will be entitled to receive after distribution in full of the preferential amounts, if any, all of the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them. Holders of common stock have no preferences or any preemptive conversion or exchange rights.

Preferred Stock

The preferred stock is issuable in one or more series without any further stockholder approval. Subject to our amended and restated certificate of incorporation, the board of directors is authorized to fix and alter the rights, preferences, privileges and restrictions granted to or imposed upon the shares of preferred stock of each series, as well as the number of shares constituting any such series and the designation thereof. The board of directors may also increase or decrease the authorized number of shares of any series prior or subsequent to the issue of that series, but not below the number of such series then outstanding. The rights, preferences, privileges and restrictions of any additional series may be subordinated to, equal with, or senior to any of those of any then existing series of preferred stock or common stock.

The actual effect of the issuance of the preferred stock upon the rights of holders of common stock is unknown until our board of directors determines the specific rights of owners of a particular series of preferred stock. Depending upon the designation, rights, privileges, restrictions and conditions given to any series of preferred stock by the board of directors, the voting power, liquidation preference or other rights of holders of common stock could be adversely affected. Preferred stock may be issued in acquisitions or for other corporate purposes. Issuance in connection with a stockholder rights plan or other takeover defense could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of our common stock. We have no plans to issue any shares of preferred stock.

Registration Rights Agreement

Under the terms of registration rights agreement with the holders of the shares of Series A Preferred Stock, who hold 2,127,658 shares of our common stock, we have granted to these holders rights to register such shares under the Securities Act. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other stock holders, the holders of these shares are entitled, under certain circumstances, to include in the registration statement, at our expense, their shares of common stock. In addition, the holders of these shares may require us, at our expense and on not more than 3 occasions, and not more than once in any nine-month period, at any time beginning six months from the date of the closing of our initial public offering, to file a registration statement under the Securities Act with respect to their shares of common stock, and we will be required to use our best efforts to effect the registration. These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances. In the event we fail to register the shares, the remedies available to the affected stockholders include specific performance or, failing that, litigation. Accordingly, in the event of litigation, we may be required to recognize an as yet, indeterminate liability separate from the related securities.

Warrants

In July 2003, we issued warrants to purchase 60,000 shares of common stock to Data Centurion. The warrants were exercised at a price of $3.20 per share on December 21, 2006.

Stock Options

As of December 31, 2006, options to purchase a total of 830,020 shares of our common stock were outstanding at a weighted average stock price of $3.50 per share. Options to purchase an additional 275,033 shares of common stock may be granted under the 2006 Plan.

Delaware Anti-Takeover Law and Certain Provisions of our Amended and Restated Certificate of Incorporation and Bylaws

Anti-Takeover Effects of Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines "business combination" to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Amended and Restated Certificate of Incorporation and Bylaws

Provisions of our amended and restated certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and bylaws:

•

permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in control);

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;
•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely notice in writing, and also must comply with specified requirements as to the form and content of a stockholder's notice;

•

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•

provides that most provisions of our amended and restated certificate of incorporation cannot be amended without the affirmative vote of 662/3% of the outstanding voting stock of Hostopia.com Inc.; and

•	provides that the bylaws may not be amended without the affirmative vote of 662/3% of the outstanding voting stock of Hostopia.com Inc.; and
•

provide that special meetings of our stockholders may be called only by our Chief Executive Officer and our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equity Transfer and Trust Company at its principal office located at 120 Adelaide Street West, Suite 420, Toronto, Ontario M5H 4C3.

Item 5. Interests of Named Experts and Counsel.

None

Item 6. Indemnification of Directors and Officers.

As permitted by Delaware law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of directors for a breach of their fiduciary duty of care. Our amended and restated certificate of incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director to the fullest extent permitted by law.

Section 102 of the Delaware General Corporation Law prohibits our amended and restated certificate of incorporation from limiting the liability of our directors from the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;
•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions; and
•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended.

Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief remain available under Delaware law. Our amended and restated certificate of incorporation does not affect a director’s responsibilities under any other laws such as the federal securities laws.

Our amended and restated certificate of incorporation provides that we may indemnify our directors, officers, employees and agents to the fullest extent permitted by applicable law. Our amended and restated certificate of incorporation also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity. We have entered into and expect to continue to enter into agreements to indemnify our directors, officers and other employees and agents as determined by our board of directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, or persons controlling us pursuant to the following provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1*	Hostopia.com Inc. 2000 Stock Option Plan
4.2**	Hostopia.com Inc. 2006 Stock Option Plan
5.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of KPMG LLP
24.1	Power of Attorney (See page II-6 of this registration statement)

___________

* Previously filed as an exhibit to, and incorporated herein by reference from, the Registrant’s registration statement on Form S-1 filed on June 30, 2006.

** Previously filed as an exhibit to, and incorporated herein by reference from, the Registrant’s amended registration statement on Form S-1 filed on August 11, 2006.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)          That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on this 5th day of January, 2007.

Hostopia.com Inc.

/s/ Colin Campbell

Name: Colin Campbell

Title: Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Colin Campbell and Michael Mugan, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents of them or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Colin Campbell Colin Campbell	Chief Executive Officer, Chief Operating Officer, and Director (Principal Executive Officer)	January 4, 2007
/s/ Michael J. Mugan Michael Mugan	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	January 4, 2007
/s/ John Nemanic John Nemanic	Chairman of the Board	January 4, 2007
/s/ William Campbell William Campbell	President and Director	January 5, 2007
/s/ Michael Cytrynbaum Michael Cytrynbaum	Director	January 4, 2007
/s/ Mathew George Mathew George	Director	January 4, 2007
/s/ Robert Kidd Robert Kidd	Director	January 5, 2007
/s/ David McMahon David McMahon	Director	January 5, 2007
/s/ Christopher Scatliff Christopher Scatliff	Director	January 5, 2007

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1*	Hostopia.com Inc. 2000 Stock Option Plan
4.2**	Hostopia.com Inc. 2006 Stock Option Plan
5.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of KPMG LLP
24.1	Power of Attorney (See page II-6 of this registration statement)

___________

* Previously filed as an exhibit to, and incorporated herein by reference from, the Registrant’s registration statement on Form S-1 filed on June 30, 2006.

** Previously filed as an exhibit to, and incorporated herein by reference from, the Registrant’s amended registration statement on Form S-1 filed on August 11, 2006.